Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Fiscal 2008 First Quarter
Net Earnings Increase More Than 140 Percent

First-Quarter Net Earnings Climb To Six-Year High; Sales Growth Continues

GRAND RAPIDS, MICHIGAN-August 1, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week first quarter ended June 23, 2007.

First-Quarter Results

Consolidated net sales for the 12-week first quarter increased 5.4 percent to $556.7 million from $528.0 million in last year's first quarter. Contributing to the net sales growth were 3.6 percent comparable store sales growth (excluding fuel center sales) in the Company's retail segment, incremental fuel sales and distribution segment sales growth from the addition of new customers and higher sales to existing customers.

Operating earnings improved for the sixth consecutive quarter, increasing 87.4 percent to $12.8 million from $6.9 million in the same period last year. Last year's operating earnings included a $4.5 million charge for asset impairment and exit costs associated with the closing of two retail stores and a central bakery operation, and $1.1 million of start-up costs associated with the D&W acquisition, compared with $0.5 million of start-up costs associated with the Felpausch acquisition in this year's first quarter. The operating earnings improvement was due primarily to the absence of the above mentioned charges, higher net sales and better leveraging of expenses.

"We are certainly pleased with our business plan execution and steady sales and profit growth," stated Craig C. Sturken, Spartan's Chairman, President and Chief Executive Officer. Year-over-year quarterly net sales have grown steadily for the past five quarters and operating earnings have again improved by double digits in this quarter, despite a difficult economic environment."

First-quarter earnings from continuing operations increased 158.2 percent, reaching $6.8 million, or $0.31 per diluted share, compared with $2.6 million, or $0.12 per diluted share in the same period last year. Earnings from continuing operations for the quarter also benefited from reduced interest expense due to lower average outstanding borrowings, the amendment to the

Company's revolving credit facility and the Company's successful private placement of convertible senior notes.

Net earnings for the quarter increased 142.3 percent to $6.5 million, or $0.30 per diluted share, from $2.7 million, or $0.12 per diluted share, in the same period last year.

First-quarter gross profit margins declined 30 basis points to 19.3 percent from 19.6 percent in the same period last year. The rate decline was due primarily to an increase in the mix of lower gross margin fuel and pharmacy product sales.

Operating expenses declined to $94.9 million, or 17.0 percent of sales, compared with $96.6 million, or 18.3 percent of sales, in the year-ago quarter. As a percentage of sales, the decline was due to the absence of the previously mentioned charges in this year's first quarter, improved store labor efficiency and better fixed cost leverage.

Operating Segments

Distribution Segment

Net sales in the distribution segment increased 2.4 percent to $282.4 million from $275.9 million in the same period last year. The sales increase was the result of the addition of new customers and higher sales to existing customers. These gains were partially offset by sales related to the two distribution customer relationships terminated in last year's third quarter and the elimination of sales to the now owned Felpausch stores totaling $2.6 million during this quarter. Sales to the two terminated customers totaled $4.2 million in last year's first quarter. Distribution segment operating earnings increased to $5.8 million from $5.7 million in the same period last year.

Retail Segment

First-quarter retail net sales increased 8.8 percent to $274.3 million from $252.2 million in the same period last year. The increase was due primarily to comparable store sales growth, incremental fuel sales including three additional fuel centers and the acquisition of the Felpausch stores. Comparable store sales increased 6.3 percent for the quarter including fuel sales, or 3.6 percent excluding fuel sales. The strong increase in comparable store sales was due to a favorable shift in the sales weeks comprising the first quarter this year combined with the acquired pharmacies, partially offset by the Pharm stores performance.

Retail operating earnings for the quarter increased to $7.0 million from $1.2 million in the same period last year. The significant improvement in retail operating earnings this quarter was a result of the absence of the prior year's charges, as well as higher store sales volumes and more efficient store operations.

Balance Sheet and Cash Flow

Total debt (including current portion) at the end of the first quarter was $169.4 million compared with $108.8 million at the end of fiscal 2007. The increase in outstanding debt is principally related to the acquisition of Felpausch.

Net cash provided by operating activities increased 20.6 percent for the first quarter to $9.8 million from $8.1 million in same period last year as a result of improved earnings and working capital management.

Mr. Sturken continued, "We remain pleased with the continuing progress of the growth phase and other elements of our business plan. During the first quarter, we began transitioning the new distribution business with Martin's Super Markets and the integration of our Felpausch acquisition. In addition, we completed one major store remodel and will complete two substantial remodels in our D&W stores early in our second quarter. We also opened one new fuel center. This progress is enhancing our position as a leading retail grocery operator and distributor in our core markets and will provide excellent business expansion opportunities outside of our traditional markets.

"We were also very pleased with the markets reception to our $110 million private placement of convertible senior notes. The proceeds provided capital to pay amounts owed under our revolving credit facility and to partially fund the acquisition of Felpausch while reducing interest costs."

Outlook

"During the remainder of the year, we will continue working to fully transition the new distribution business with Martin's Super Markets and to integrate our Felpausch acquisition," said Mr. Sturken.

"As a result of the market exit of certain Farmer Jack stores, a number of our distribution customers recently expanded their store bases in the Detroit area, and we expect to begin ramping-up incremental distribution business to these customers during the second and third quarters of our fiscal year.

"On a 52-week basis, we expect comparable retail store sales to increase in the low single digits for the remainder of the year. The Felpausch retail stores should add approximately $70 million of incremental consolidated sales in fiscal 2008 and be accretive to earnings in the second full year of operation. As previously disclosed, we expect to incur costs and investments of approximately $5 million to $6 million for store re-positioning, remodeling, training, and other start-up related expenses during the first 15 months of these stores' operations. In the distribution segment, we expect the additional business from our expanded Martin's Super Market relationship and from incremental sales due to the closure of the Farmer Jack locations to exceed $120 million in this fiscal year. We should begin to see the sales benefits from the Farmer Jack closures in the second quarter, and the full impact midway through the third quarter.

"We expect capital expenditures for fiscal 2008, excluding the acquisition or acquisition related expenditures, to range from $35 million to $40 million, depreciation and amortization to range from $23 million to $26 million and interest expense to approximate $12 million," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's first-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, August 2, 2007. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 88 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "momentum", "plan", "design", "priority", or "opportunities"; that an event or trend "will" or "should" occur or "continue" or that Spartan Stores or its management "anticipates", "believes," "plans" or "expects" a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans and strategies, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	(12 weeks)	(12 weeks)
	June 23, 2007	June 17, 2006

Net sales	$556,671	$528,016
Cost of sales	448,964	424,516
Gross margin	107,707	103,500

Operating expenses
Selling, general and administrative	89,692	87,094
Provision for asset impairments and exit costs	-	4,464
Depreciation and amortization	5,170	5,086
Total operating expenses	94,862	96,644

Operating earnings	12,845	6,856

Non-operating expense (income)
Interest expense	2,525	2,857
Other, net	(78)	(32)
Total non-operating expense, net	2,447	2,825

Earnings before income taxes and discontinued operations	10,398	4,031
Income taxes	3,639	1,413

Earnings from continuing operations	6,759	2,618

(Loss) earnings from discontinued operations, net of taxes	(243)	71

Net earnings	$6,516	$2,689

Basic earnings per share:
Earnings from continuing operations	$0.32	$0.13
(Loss) earnings from discontinued operations	(0.01)	0.00
Net earnings	$0.31	$0.13

Diluted earnings per share:
Earnings from continuing operations	$0.31	$0.12
(Loss) earnings from discontinued operations	(0.01)	0.00
Net earnings	$0.30	$0.12

Weighted average number of shares outstanding:
Basic	21,181	21,154
Diluted	21,650	21,542

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 23, 2007	March 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$14,690	$12,063
Accounts receivable, net	48,221	45,347
Inventories, net	127,714	106,854
Other current assets	16,662	17,336
Property and equipment held for sale	3,982	3,595
Total current assets	211,269	185,195

Other assets
Goodwill	176,425	142,888
Other, net	28,360	16,203
Total other assets	204,785	159,091
Property and equipment, net	159,078	143,213
Total assets	$575,132	$487,499

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$112,498	$93,729
Accrued payroll and benefits	25,488	33,367
Other accrued expenses	23,197	19,503
Current portion of exit costs	8,664	8,889
Current maturities of long-term debt and capital lease obligations	8,567	2,494
Total current liabilities	178,414	157,982

Long-term liabilities
Exit costs	27,564	23,814
Other long-term liabilities	28,026	26,621
Long-term debt and capital lease obligations	160,853	106,341
Total long-term liabilities	216,443	156,776

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 21,822 and 21,658 shares outstanding	127,588	126,447
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive income	126	126
Retained earnings	52,561	46,168

Total shareholders' equity	180,275	172,741

Total liabilities and shareholders' equity	$575,132	$487,499

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	First Quarter Ended
	(12 weeks) June 23, 2007	(12 weeks) June 17, 2006

Net cash provided by operating activities	$9,798	$8,127

Net cash used in investing activities	(54,561)	(54,718)

Net cash provided by financing activities	47,987	48,241

Net cash (used in) provided by discontinued operations	(597)	613

Net increase in cash and cash equivalents	2,627	2,263

Cash and cash equivalents at beginning of period	12,063	7,655

Cash and cash equivalents at end of period	$14,690	$9,918

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	First Quarter Ended
	(12 weeks) June 23, 2007	(12 weeks) June 17, 2006
Retail Segment:

Net Sales	$274,256	$252,161
Operating Earnings	$7,046	$1,167

Distribution Segment:

Net Sales	$282,415	$275,855
Operating Earnings	$5,799	$5,689

Consolidated:

Net Sales	$556,671	$528,016
Operating Earnings	$12,845	$6,856

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	First Quarter Ended
	(12 weeks)
	June 23, 2007	June 17, 2006
Retail Segment:
Operating earnings	$7,046	$1,167
Plus:
Depreciation and amortization	3,421	3,070
Provision for asset impairments and exit costs	-	4,464
Michigan Single Business Tax expense	48	86
Other non-cash charges	239	192
EBITDA	$10,754	$8,979

Distribution Segment:
Operating earnings	$5,799	$5,689
Plus:
Depreciation and amortization	1,749	2,016
Michigan Single Business Tax expense	481	388
Other non-cash charges	708	535
EBITDA	$8,737	$8,628

Consolidated:
Operating earnings	$12,845	$6,856
Plus:
Depreciation and amortization	5,170	5,086
Provision for asset impairments and exit costs	-	4,464
Michigan Single Business Tax expense	529	474
Other non-cash charges	947	727
EBITDA	$19,491	$17,607

Notes:  Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt for the reason that the Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.